                                   EXHIBIT 8.1






                                        November 2, 1998



The Board of Directors
Westbank Corporation
225 Park Avenue
West Springfield, MA 01089-3326

Gentlemen:

         Set forth below is our opinion regarding certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") which will result from the transaction described below.

         In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined original or certified copies of such certificates of public officials that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

         We also have relied upon the accuracy of the formal matters set forth in the Proxy Statement-Prospectus contained in the Registration Statement Number 333-64741 on Form S-4 (the "Registration Statement") filed on September 30, 1998 and Amendment Number One filed thereto on or about November 2, 1998 by Westbank Corporation, by Westbank Corporation ("Westbank") with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act")

         Our opinion, in part, is based upon the assumption that the proposed transaction described herein will occur in accordance with the agreements and the facts and representations recited or referred to in this opinion letter and also that the facts set forth herein are accurate as of the date hereof and will be accurate at the Effective Time. We have undertaken no independent investigation of the accuracy of the facts and representations recited herein or therein.

The Board of Directors
Westbank Corporation
November 2, 1998
Page 2

The Proposed Transaction

         Based solely upon our review of the documents described herein, and in reliance upon such documents, subject to the terms of the Affiliation and Merger Agreement, dated as of July 15, 1998 (the "Merger Agreement"), by and among Westbank, Park West Bank and Trust Company ("Park West"), a wholly owned bank subsidiary of Westbank, Cargill Bancorp, Inc. ("Cargill") and Cargill Bank ("Cargill Bank"), a wholly owned subsidiary of Cargill. Pursuant to the terms of the Merger Agreement, Cargill will merge with and into Westbank, as a result of which Cargill Bank will become a wholly owned direct subsidiary of Westbank. As a result of the foregoing transactions, Westbank will be the bank holding company for Park West and Cargill Bank, and each of Park West and Cargill Bank will be wholly owned direct subsidiaries of Westbank.

         At the Effective Time of the Merger, each outstanding share of Cargill Common Stock will be converted into and become exchangeable for shares of Westbank Common Stock plus cash in lieu of any fractional share of Westbank Common Stock (the "Exchange Ratio"), as follows:

         1. If the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one (1) share of Cargill Common Stock;

         2. If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank Common Stock (rounded to the nearest one ten-thousandth of a share) is obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value and exchanging the resulting number with one (1) share of Cargill Common Stock; or

         3. If the Westbank Market Value is less than $12.00, then 1.4167 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one
(1) share of Cargill Common Stock. However, if Westbank's Market Value is less than $12.00, the Board of Directors of Cargill may elect to, but is not required to, terminate the Merger Agreement unless Westbank increases the exchange ratio to (A) $17.00 per share divided by (B) the Westbank Market Value.

         The Westbank Market Value is defined in the Merger Agreement as the average of the closing prices of Westbank Common Stock on the NASDAQ National Market System for each of the twenty (20) consecutive trading days ending on the fifth trading day before the last required approval of a governmental entity is obtained with respect to the transactions contemplated in the Merger Agreement, without regard to any requisite waiting period in respect thereof, except if the closing does not occur on or before the sixteenth day following the last regulatory approval solely because of the non-expiration of waiting periods, then it shall mean the date five (5) business days before the closing. Cash will be given in lieu of fractional shares.

The Board of Directors
Westbank Corporation
November 2, 1998
Page 3

         The following representations have been made in connection with the proposed transaction:

         (a) The ratio for the exchange of shares of Cargill common stock for common stock of Westbank was negotiated through arm's length bargaining. Accordingly, the fair market value of the Westbank Common Stock and other consideration received by each Cargill shareholder in the Merger will be approximately equal to the fair market value of the Cargill Common Stock surrendered by such stockholder in exchange therefor.

         (b) The management of Cargill and Westbank know of no plan or intention by any shareholder of Cargill, to sell, exchange, or otherwise dispose of any of the shares of Westbank Common Stock to be received in the transaction. In addition, the management Cargill and Westbank know of no transfers of Cargill stock by any holders thereof prior to the Effective Time which were made in contemplation of the Merger.

         (c) Westbank has no plan or intention to redeem or otherwise reacquire any of its own stock to be issued in the transaction.

         (d) Westbank will pay its own expenses incurred in connection with the proposed transaction. Cargill will pay its own expenses incurred in connection with the proposed transaction. Cargill will not pay any of the expenses of the stockholders of Cargill incurred in connection with the Merger.

         (e) The liabilities of Cargill assumed by Westbank and the liabilities to which the transferred assets of Cargill are subject were incurred by Cargill in the ordinary course of its business.

         (f) Following the transaction, Westbank will continue the historic business of Cargill Bank or use of a significant portion of Cargill Bank's historic business assets in a business.

         (g) Neither Cargill nor Westbank are under the jurisdiction of a court in a Title 11 or similar action with the meaning of section 368(a)(3)(A) of the Code.

         (h) On the date of the Merger, the fair market value of the assets of Cargill will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

         (i) Neither Westbank nor Cargill is an investment company, as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

The Board of Directors
Westbank Corporation
November 2, 1998
Page 4


Opinions

         Based on the foregoing description of the Merger and the terms of the Registration Statement and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that if the Merger is consummated as described above, then:

                           (i)      The Merger will qualify as a
                                    "reorganization" under Section 368(a) of the Code and Westbank and Cargill will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                           (ii) No gain or loss will be recognized by Westbank, Park West Bank, Cargill or Cargill Bank by reason of the Merger.

                           (iii) No gain or loss will be recognized by any Cargill shareholder except those who elect to exercise dissenters' rights (except in connection with the receipt of cash in lieu of a fractional share of Westbank Common Stock) upon the exchange of Cargill Common Stock for Westbank Common Stock in the Merger.

                           (iv) The aggregate tax basis of the Westbank Common Stock received by a Cargill shareholder who exchanges Cargill Common Stock for Westbank Common Stock will be the same as the aggregate tax basis of the Cargill Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Westbank Common Stock).

                           (v) The holding period for the shares of Westbank Common Stock received by a Cargill shareholder receiving Westbank Common Stock will include the holding period for the shares of Cargill Common Stock surrendered in exchange therefore (provided that such Common Stock of such Cargill shareholder was held as a capital asset at the Effective
                                    Time).

                           (vi) Cash received by a Cargill shareholder in lieu of a fractional share interest of Westbank Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Westbank Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Cargill Common Stock was a capital asset in his hands at the Effective Time).

The Board of Directors
Westbank Corporation
November 2, 1998
Page 5

         Our opinion set forth herein is based upon the description of the Merger as set forth in the Affiliation and Merger Agreement and in the Registration Statement. If the actual facts relating to any aspect of the Merger differ from such description in any material respect, the opinions expressed herein may become inapplicable. Further, our opinions are based upon applicable provisions of the Code, applicable Treasury Regulations, current published administrative decisions of the IRS and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein as our opinions. Further, our opinion is not binding on the IRS, and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the IRS. We express no opinions other than those stated herein as our opinions. In addition, this opinion does not address any aspects of state, local, foreign or other tax laws that may be relevant to Cargill shareholders. The foregoing opinion summarizes the material U.S. Federal Income Tax consequences of the Merger, including certain consequences to shareholders of Cargill who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular Cargill shareholder in light of his or her personal circumstances or to Cargill shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement funds, financial institutions, tax exempt organizations or foreign persons).

         This opinion may be relied upon by Cargill, Cargill Bank and the shareholders of Cargill, except dissenting shareholders of Cargill, as if such opinion were issued directly to them. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the caption "Legal Matters."

                                        Sincerely,

                                        /s/ Cranmore, FitzGerald & Meaney

                                        CRANMORE, FITZGERALD & MEANEY